EX-99.d.24.

The UBS Funds

One North Wacker Drive

Chicago, IL  60606

December 30, 2011

UBS Global Asset Management (Americas) Inc.

One North Wacker Drive

Chicago, IL  60606

Ladies and Gentlemen:

1.                                       The fund listed on Schedule A (the “Fund”) hereto is a series of The UBS Funds, a Delaware statutory trust (“Trust”).  Each separate class of the Fund’s shares is referred to herein as a “Class.”

2.                                       You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions and extraordinary expenses) (“Reimbursable Operating Expenses”) of the Fund or any Class thereof to the extent, if any, that the Reimbursable Operating Expenses for the Fund or any Class thereof, for the period beginning December 30, 2011 and ending October 27, 2013, otherwise would exceed the “Expense Limitation” rate for each Class of the Fund shown in Schedule B.  The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.                                       The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of the Fund or Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed the Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class during a year in which such repayment is made to exceed any applicable expense limit that may be in place for the Fund.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.                                       This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to the Fund; provided, however, that the Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.                                       You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.                                       This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

	By:	/s/ Thomas Disbrow
	Name:	Thomas Disbrow
	Title:	Treasurer

	By:	/s/ Joseph J. Allessie
	Name:	Joseph J. Allessie
	Title:	Assistant Secretary

The foregoing Agreement is hereby accepted as of December 30, 2011

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/John Moore
Name:	John Moore
Title:	Managing Director

By:	/s/ Mark F. Kemper
Name:	Mark F. Kemper
Title:	Managing Director

Schedule A

UBS U.S. Equity Opportunity Fund (formerly, UBS U.S. Large Cap Value Equity Fund)

Schedule B

	Class and Net Expenses
Fund	A	B	C	Y
UBS U.S. Equity Opportunity Fund (formerly, UBS U.S. Large Cap Value Equity Fund)	1.20%	1.95%	1.95%	0.95%